EXHIBIT 2(a)



                    SHARE PURCHASE AND SHAREHOLDERS AGREEMENT


                                     between


Lucio Roffi, Muhlebachstrasse 32, P.O. Box 8032, Zurich, Switzerland ("Roffi")

Gregor Furrer & Partner Holding AG, Ruessenstrasse 6, 6341 Baar, Switzerland ("GF")

and

Marker International, P.O. Box 26548, Salt Lake City, Utah 84126 ("Marker International")

WHEREAS, Roffi and GF each own 37.5% and Marker owns 25% of the shares in DNR Sportsystem Ltd. ("DNR"), a corporation organized and existing under the laws of Switzerland with domicile in Feldmeilen, Canton of Zurich, Switzerland with a fully paid in share capital of CHF 600,000 divided into 600 shares with a par value of CHF 1,000 each ("DNR-shares");

WHEREAS, DNR is engaged in the business of designing, producing and marketing snowboards and snowboard related goods (bindings, boots, clothing, etc.); and

WHEREAS, Roffi and GF each desire to sell a portion of their DNR shares to Marker International, and Marker International desires to purchase such shares;

NOW, THEREFORE, the parties agree as follows:

1.      Purchase, Purchase Price and Closing

1.1 Roffi and GF each hereby agree to sell individually and Marker International hereby agrees to purchase on its own or through one of its wholly owned subsidiaries (Marker International together with its subsidiaries hereinafter referred to as "Marker") 270 shares (together the "Transaction-Shares") for a purchase price of CHF 73,241.41 per share. The total purchase price for the Transaction Shares is CHF 19,775,180.70. The purchase price is payable in two segments, one to Roffi in the amount of CHF 7,690,348.05 in exchange for 105 shares and one to GF in the amount of CHF 12,084,832.65 in exchange for 165 shares.

1.2 The closing of this Agreement shall take place at such time as shall be mutually agreed upon by the parties, but in no event later than July 31, 1996, unless extended at the written request of Marker for up to an additional 30 (thirty) days, at the offices of DNR in Zurich, Switzer-land.

1.3 Marker's obligations pursuant to this Agreement shall be conditioned upon the representations and warranties contained in Clause 2 of this Agreement being true and correct at the time of this Agreement and at the time of the closing, unless waived by Marker.

1.4 At closing Marker shall make the Payments ("Payments") step-by-step by bank transfer against delivery of the Transaction-Shares duly endorsed in blank and a duly executed resolution of the board of directors of DNR ("Board") approving the registration of Marker in the share register of DNR.

2.      Representations and Warranties

        Roffi and GF individually make the following representations and warranties:

2.1 Roffi owns - 105 and GF owns - 165 of the Transaction-Shares sold hereunder free and clear of any encumbrances.

2.2 There are no shares of DNR validly issued and outstanding other than the DNR-shares.

2.3 DNR is a corporation duly organized and existing under the laws of Switzerland and qualified to do business wherever it presently does business.

2.4 There are 600 registered DNR-shares with a par value of CHF 1,000 outstanding.

2.5 Roffi and GF each have the power and authority to enter into this Agreement and to transfer the Transaction-Shares.

        Roffi and GF individually to the best of their knowledge make the following representations and warranties:

2.6 The books of accounts and financial records of DNR are complete and have been properly and accurately kept in accordance with the laws of Switzerland.

2.7 The 1993, 1994 and 1995 audited financial statements as reflected in Annex 1 (the "Financials") have been prepared in accordance with the laws of Switzerland and present fairly and accurately the financial position of DNR as of December 31, 1995 and the results of operations for the period indicated in accordance with Swiss accounting provisions applied on a consistent basis, subject to the notes and explanations as reflected in Annex 1.

2.8 Except as may have been provided in writing to Marker prior to the date of this Agreement, since December 31, 1995 there has not been any actual or threatened development which could reasonably be anticipated to have a material adverse effect on DNR's financial or business position and the business of DNR has been conducted in the ordinary course.

2.9 All fixed assets of DNR are properly maintained and in serviceable condition, normal wear and tear excepted.

2.10 Except as may have been provided in writing to Marker prior to the date of this Agreement, DNR is not involved in, and has not been threatened to be involved in any legal proceedings of a material nature.

2.11    None of the key personnel has tendered his/her resignation.

2.12 All declarations for taxes have been duly filed or extensions have been granted and are accurate in all material respects; all taxes of DNR in respect of any period up to December 31, 1993, have been finally accessed and all taxes of DNR have been paid or adequately provided for in the Financials.

2.13 DNR maintains such pension arrangements for its personnel as are required by law.

2.14 All of the trademarks, copyrights and patents used by DNR in its business are either validly owned by DNR or licensed to DNR and are currently in full force and effect. No such trademarks, copyrights and patents infringe upon any rights held by others.

2.15 All information provided to Marker or any of its representatives in connection with the negotiation of this Agreement or any other collateral agreement in connection with the sale of the Transaction-Shares is true and correct.

3.      Shareholders Agreement by and among Roffi, GF and Marker (the
        "Shareholders")

3.1 In principle the parties agree that for years ending December 31, 1997, 1998 and 1999, a dividend ranging from 20 percent to 40 percent of the after tax net income of DNR may be declared and paid to the parties based on proportionate ownership of DNR at the time of declaration, if there is adequate cash that is not needed for the future funding of DNR.

3.2 The parties agree that during the term of this Shareholder Agreement the Board of Directors shall be comprised of three representatives designated by Marker, two of which shall be Swiss citizens resident in Switzerland, one representative designated by Roffi and one represen-tative designated by GF, who shall be a Swiss citizen resident in Switzerland, provided that so long as Roffi shall have the right to vote any of the DNR-shares owned by Marker, the Board of Directors shall be comprised of three representatives designated by Roffi, two of whom shall be Swiss citizens resident in Switzerland, one representative designated by Marker and one representative designated by GF, who shall be a Swiss citizen resident in Switzerland.

        The parties to this Agreement shall exercise their respective voting rights in DNR's shareholders meetings to give effect to this sub-clause.

3.3 None of the Shareholders shall sell, transfer, convey, pledge, hypothecate or otherwise dispose of any of its present or future shares in DNR (the "Shares") or any rights associated therewith (collectively "Transfer") unless the procedures pursuant to sub-clause 3.4 of this Agreement have been observed, provided that any Shareholder who is a corporation (the "Transferring Shareholder") may transfer any of its shares to any other corporation which is completely owned by or owns completely the Transferring Shareholder and which previous to the Trans-fer shall sign this Shareholders Agreement, provided further that Marker may, from time to time, grant Roffi the right to vote any of the DNR-shares owned by Marker without observing the procedures set forth in sub-clause 3.4 of this Agreement.

3.4 If a Shareholder intends to dispose of all or a portion of his Shares, it (the "Selling Shareholder") shall so notify the Chairman in writing indicating the selling price ("Indicated Price"). The Chairman shall immediately put the other Shareholders on notice of such offer each of whom shall have the right to purchase the offered

        Shares in proportion to their shareholdings for the Indicated Price by giving written receipt of the notice of the Chairman.

        If one or more of the other Shareholders are willing to purchase the Shares but do not agree to the Indicated Price or if such a price has not been indicated, they shall so notify the Chairman and the Selling Shareholder in writing and the Chairman shall cause the price to be determined in a written expert opinion ("Expert Opinion") by Revisuisse Price Waterhouse AG, Zurich, as expert (the "Expert") based on the following formula:

               Net asset value as evidenced by the last annual financial statements which are approved by the DNR-shareholders' meeting at the time the Expert is rendering his opinion;

                    plus

               8 x average annual earnings (except extraordinary earnings such as proceeds from the sale of assets) of the last two business years as evidenced by the annual financial statements of these business years which are approved by the DNR-shareholders' meeting at the time the Expert is rendering his opinion.

        The costs of the Expert Opinion are to be borne by DNR. The Expert Opinion shall be binding upon all Shareholders and the Chairman shall forward a copy thereof to all the Shareholders. Within 10 (ten) days after receipt of the Expert Opinion the Selling Shareholder shall give written notice to the Chairman as to whether he still desires to sell. If this is the case, the Chairman shall immediately so notify the other Shareholders and the other Shareholders have the right to purchase the offered shares in proportion to their shareholdings at the price determined by the Expert Opinion ("Expert Price") by giving written notice to the Chairman and the Selling Shareholder within 30 (thirty) days. Unexercised preemptive rights may be exercised by the other Shareholders. If not all the Shares of the Selling Shareholder have been taken up by the other Shareholders, the Selling Shareholder may within 30 (thirty) days from the respective notice of the Chairman either declare that he does no longer intend to sell his Shares or sell all his shares within 6 (six) months to one or more third parties, such third parties to be registered in the share register of DNR.

3.5 If a Shareholder becomes incapable, insolvent, bankrupt or receivership procedures are opened, the Shareholder shall notify the other Shareholders who shall be entitled to purchase the Shares of such Shareholder within 90 (ninety) days following the receipt of notification in proportion to their Shareholdings and pursuant to the procedure agreed to in sub-clause 3.4 mutatis mutandis.

3.6 If a Shareholder, who is a natural person, dies, the heir(s) of the deceased shareholder shall acquire his Shares and the parties shall register such heir(s) in the share register of DNR subject to the heir(s) joining this Shareholders Agreement.

3.7 The Shareholders shall have access to DNR's books of accounts during normal business hours and upon reasonable prior notice.

3.8 Amendments and modifications of this Shareholders Agreement shall be binding only if made in writing and signed by all parties. Annexes form an integral part of this Agreement.

3.9 The Shareholders Agreement contained in this clause 3 shall continue in full force and effect for an initial term until June 30, 2015 and shall thereafter continue for further terms of 5 (five) years unless terminated at the end of each term by either party by giving 6 (six) months prior written notice. Notwithstanding the above, this Shareholders Agreement shall terminate immediately if one of the following two events occurs:

          (1) if the Shareholders cease to own in the aggregate 51% of the shares, or

          (2)  Upon dissolution of DNR.

        This Agreement shall terminate with respect to any party who ceases to be a shareholder of DNR.

3.10 The parties agree that at or before the closing of the sale of the Transaction-Shares pursuant to this Agreement, they shall cause the appropriate parties to enter into an agreement substantially in the form of the Roffi Agreement as contained in Annex 2.

3.11 Upon the closing of the purchase by Marker pursuant to this Agreement, any Shareholders Agreement previously entered into by any or all of the parties shall terminate and have no further force or effect.

4.      Choice of Law Arbitration

        This Agreement is subject to the laws of Switzerland.

        All disputes arising out of or in connection with this Agreement shall be exclusively resolved by a three person arbitral tribunal in accordance with the international Arbitration Rules of Zurich Chamber of Commerce. The place of arbitration shall be Zurich and the arbitration shall be conducted in English. All members of the arbitral tribunal shall be less than 60 years of age at the time of appointment.


Date:  June 11, 1996
     ----------------------

Lucio Roffi                                  Marker International


/s/ Lucio Roffi                               /s/ Henry Tauber
- ---------------------------                  -----------------------------

Gregor Furrer & Partner                      Agreed and accepted by:
Holding AG                                   Marker AG


By: /s/ Gregor Furrer
   -------------------------                 -----------------------------

By: /s/ Dieter Cleven
   -------------------------


Annex 1 1993, 1994 & 1995 DNR Sportsystem Ltd. Audited Financial Statements Annex 2 Roffi Agreement

                                                                        ANNEX 1





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DNR Sportsystem Ltd.:

    We have audited the accompanying consolidated balance sheets of DNR Sportsystem Ltd. (a Swiss corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DNR Sportsystem Ltd. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles in the US.

                                          ARTHUR ANDERSEN LLP

Salt Lake City, Utah
May 17, 1996

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1994       1995
                                                                            -------    -------
   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................   $ 8,531    $12,786
  Accounts receivable, less allowance for doubtful accounts of $119 and
    $135 respectively....................................................     3,459      1,682
  Inventories............................................................        53        198
  Prepaids and other current assets......................................       442        996
                                                                            -------    -------
      Total current assets...............................................    12,485     15,662
                                                                            -------    -------
PROPERTY AND EQUIPMENT, at cost:
  Office equipment.......................................................       340        822
  Vehicles...............................................................       254        343
                                                                            -------    -------
                                                                                594      1,165

  Less--accumulated depreciation and amortization........................      (309)      (541)
                                                                            -------    -------
      Net property and equipment.........................................       285        624
                                                                            -------    -------
OTHER ASSETS.............................................................         5         30
                                                                            -------    -------
                                                                            $12,775    $16,316
                                                                            -------    -------
                                                                            -------    -------

    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................................   $ 3,482    $ 3,720
  Accrued liabilities....................................................     1,167      1,870
  Income taxes payable...................................................     1,966      1,864
  Payable to related party...............................................     --           540
                                                                            -------    -------
      Total current liabilities..........................................     6,615      7,994
                                                                            -------    -------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock...........................................................       432        432
  Retained earnings......................................................     5,215      6,531
  Cumulative foreign currency translation adjustments....................       513      1,359
                                                                            -------    -------
      Total shareholders' equity.........................................     6,160      8,322
                                                                            -------    -------
                                                                            $12,775    $16,316
                                                                            -------    -------
                                                                            -------    -------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                               31,
                                                                  -----------------------------
                                                                   1993       1994       1995
                                                                  -------    -------    -------
Net sales......................................................   $18,779    $26,499    $44,038
Cost of sales..................................................    11,960     16,372     29,048
                                                                  -------    -------    -------
Gross profit...................................................     6,819     10,127     14,990
                                                                  -------    -------    -------
Operating expenses:
  Selling......................................................     1,489      2,211      3,907
  General and administrative...................................     1,106      2,413      2,350
  Research and development.....................................       776        923      2,001
                                                                  -------    -------    -------
                                                                    3,371      5,547      8,258
                                                                  -------    -------    -------
Operating income...............................................     3,448      4,580      6,732
                                                                  -------    -------    -------
Other income (expense):
  Interest income..............................................       262        291        245
  Other, net...................................................      (339)        83        153
                                                                  -------    -------    -------
                                                                      (77)       374        398
                                                                  -------    -------    -------
Income before provision for income taxes.......................     3,371      4,954      7,130
Provision for income taxes.....................................       791      1,115      1,547
                                                                  -------    -------    -------
Net income.....................................................     2,580      3,839      5,583
Retained earnings beginning of year............................     1,220      3,598      5,215
Dividends......................................................      (202)    (2,222)    (4,267)
                                                                  -------    -------    -------
Retained earnings end of year..................................   $ 3,598    $ 5,215    $ 6,531
                                                                  -------    -------    -------
                                                                  -------    -------    -------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                              31,
                                                                  ----------------------------
                                                                   1993      1994       1995
                                                                  ------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................   $2,580    $ 3,839    $ 5,583
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................       61        167        188
    Change in assets and liabilities:
      Accounts receivable, net.................................     (101)    (2,327)     2,208
      Inventories..............................................      736      1,664       (137)
      Prepaids and other assets................................     (168)      (170)      (510)
      Accounts payable.........................................     (481)      (480)      (226)
      Accrued liabilities......................................     (453)       408      1,070
      Income taxes payable.....................................      346        943       (360)
                                                                  ------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES......................    2,520      4,044      7,816
                                                                  ------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...........................      (76)      (334)      (485)
                                                                  ------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of dividends.........................................     --       (2,424)    (4,267)
                                                                  ------    -------    -------
Effect of foreign exchange rate changes on cash................      (63)       853      1,191
                                                                  ------    -------    -------
Net increase in cash and cash equivalents......................    2,381      2,139      4,255
Cash and cash equivalents at beginning of year.................    4,011      6,392      8,531
                                                                  ------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................   $6,392    $ 8,531    $12,786
                                                                  ------    -------    -------
                                                                  ------    -------    -------
SUPPLEMENTAL DISCLOSURES:
  Cash paid for income taxes...................................   $  419    $   500    $ 1,777

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

    DNR Sportsystem Ltd. (the "Company"), a corporation domiciled in Switzerland, develops, markets and distributes snowboards, snowboard boots, snowboard bindings and other related products primarily under the trade names of "DNR", "Sims" and "Santa Cruz". The Company markets and distributes these products through distributors in North America, Europe and Asia.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

    The consolidated financial statements include the accounts of DNR Sportsystem, Ltd. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Foreign Currency Translation

    The functional currency for the Company is Swiss Francs. The consolidated financial statements are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Assets and liabilities are translated into U.S. dollars at the applicable rates of exchange at the end of a reporting period. Income and expense items are translated at the weighted average rates of exchange prevailing during the period. Translation gains and losses are reflected as a separate component of shareholders' equity.

Cash Equivalents

    Cash equivalents consist of time deposits and money market funds with original maturities of three months or less.

Property and Equipment

    Property and equipment are recorded at cost and depreciated using accelerated methods over their estimated useful lives ranging from 2 to 5 years. Major renewals and betterments are capitalized, while costs for minor replacements, maintenance and repairs are charged to expense as incurred.

Income Taxes

    The Company recognizes deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between financial statement and

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) income tax bases of assets and liabilities using the enacted tax rates expected to apply when differences are expected to be settled or realized.

NOTE 3. MAJOR SUPPLIERS, SIGNIFICANT CUSTOMERS AND GEOGRAPHICAL
INFORMATION

Significant Suppliers

    The Company has an exclusive agreement with a shareholder to manufacture snowboards for the Company. The agreement requires that all snowboards be manufactured by this shareholder. The agreement can only be terminated upon the earlier of the occurrence of certain events as outlined in the agreement or September 1999 (see Note 8).

    The Company has an agreement with a shareholder to develop and manufacture snowboard bindings exclusively for the Company. The agreement requires the Company to obtain advance approval from the Company before snowboard bindings can be manufactured by other parties. This agreement expires in September 2000 (see Note 8).

Significant Customers

    For the years ended December 31, 1993 and 1994, three customers accounted for 15, 11 and 15, and 18, 9 and 17 percent, respectively, of net sales. For the year ended December 31, 1995 these same customers accounted for 26, 15, and 14 percent of net sales, respectively.

Geographical Information

    For the years ended December 31, 1993, 1994 and 1995, the Company had sales to the following geographical regions (in thousands).

                                                                   1993       1994       1995
                                                                  -------    -------    -------
North America..................................................   $ 4,791    $ 6,087    $10,633
Europe.........................................................     8,092     12,992     15,536
Asia...........................................................     5,896      7,420     17,869
                                                                  -------    -------    -------
  Total........................................................   $18,779    $26,499    $44,038
                                                                  -------    -------    -------
                                                                  -------    -------    -------

    All of the Company's identifiable assets are located in Europe.

NOTE 4. LINE OF CREDIT

    The Company has a line of credit arrangement with a bank which provides for maximum borrowings of Swiss Francs 4,200,000 (approximately $3,600,000 at December 31, 1995). Interest on borrowings is at the bank's established rate. For the years ended December 31, 1994 and 1995, the credit lines were not used. The agreement requires that the Company maintain certain financial covenants.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. INCOME TAXES

    The components of the provision for income taxes for the years ended December 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                                       1993     1994      1995
                                                                       ----    ------    ------
Current provision...................................................   $848    $1,259    $1,481
Deferred provision (benefit)........................................    (57)     (144)       66
                                                                       ----    ------    ------
  Total provision...................................................   $791    $1,115    $1,547
                                                                       ----    ------    ------
                                                                       ----    ------    ------

NOTE 6. RESTRICTED RETAINED EARNINGS

    As of December 31, 1995, approximately $791,000 of the Company's retained earnings are restricted as to dividend payments.

NOTE 7. COMMITMENTS AND CONTINGENCIES

License Agreements

    The Company has entered into license agreements to use the tradenames Santa Cruz and Sims. The agreements require the Company to pay royalties ranging from 2 to 6 percent of gross sales for snowboards, bindings and accessories. The agreements expire in 2001 with options for renewal. Under the Sims license agreement, 60 percent of DNR's total sales must be comprised of Sims products. Royalty expense for the years ended December 31, 1993, 1994 and 1995 was approximately $684,000, $813,000 and $1,834,000, respectively.

Leases

    The Company is committed under various long-term noncancellable operating leases for office space and certain equipment which require minimum annual rentals as follows (in thousands):


   YEAR ENDING
   DECEMBER 31,                                                       AMOUNT
   ------------                                                       ------
1996...............................................................    $189
1997...............................................................     220
1998...............................................................     148
1999...............................................................     145
2000...............................................................     145
Thereafter.........................................................      36
                                                                      ------
                                                                       $883
                                                                      ------
                                                                      ------

    Lease expense for the years ended December 31, 1993, 1994 and 1995 totalled approximately $77,000, $153,000 and $202,000, respectively.

                     DNR SPORTSYSTEM LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
Legal Matters

    The Company is subject to various legal matters associated with the risks inherent in the sport of snowboarding which it considers normal for its business activities. Management believes that these matters have been provided for and will not have a material impact on the financial condition, liquidity, or results of operations of the Company.

    Based on a favorable settlement of a claim in early 1996, the Company reduced its related liability as of December 31, 1995 by approximately $341,000. Such amount is reflected as a reduction of general and administrative expenses in 1995.

NOTE 8. RELATED PARTY TRANSACTIONS

    During 1994 and 1995, the Company purchased snowboards totalling approximately $6,010,000 and $18,281,000 from a certain shareholder under a manufacturing contract (see Note 3). As of December 31, 1994 and 1995 approximately $1,543,000 and $1,288,000 was owed to this entity and included in accounts payable.

    During 1995, a shareholder of the Company performed certain binding development services and charged the Company approximately $540,000 (see Note
3). As of December 31, 1995, this amount remains owing.

    During 1993 the Company made product sales totalling approximately $1,549,000 to companies owned at that time by certain shareholders of the Company. During 1994 and 1995, the Company continued to sell to these companies. However, the individuals were no longer shareholders of the Company.

NOTE 9. BENEFIT PLAN

    The Company sponsors a defined contribution plan for substantially all full time employees. The Company's contribution is discretionary and is based upon a percentage of the eligible employees' salaries. For the years ended December 31, 1993, 1994 and 1995 Company contributions totalled $15,000, $248,000 and $611,000, respectively.

NOTE 10. COMMON STOCK

    The capital stock of Company consists of 600 registered and issued shares of common stock with a nominal value of Swiss Francs 1,000 per share.

                                                                         ANNEX 2


    [Translated from the original document pursuant to Rule 403(c) under the Securities Act of 1933, as amended]



                         [DNR Sportsystem Ltd. LOGO]


                                                Mr. Lucio Roffi
                                                Im Hoellander 48
                                                8706 Meilen


                                                Feldmeilen, April 10, 1995



Dear Mr. Roffi:

We are pleased to confirm, for the sake of good form, your employment relationship to our firm as follows:

Position:           Chief Executive Officer/Chairman of the
                    Board

Working Hours:      Working hours are determined by the needs of the firm.
                    Overtime will not be accounted for separately.

Vacation:           Four weeks per year. Upon reaching age 50, 5 weeks per year.

Salary: Fr. 30,000 per month (based on a 12 month salary), less employee contributions to the [AHV, ALV, NBU], sick day compensation insurance and benefits.

Bonus: Fr. 316,000 per year, payable in December, less employee contributions to the [AHV].

Expenses:           Fr. 2,000 monthly representation expenses. In addition you have a right to be reimbursed for all business-related expenditures and expenses upon submission of supporting documentation.

Fringe Benefits:    For business purposes, a company car is
                    provided.

Benefits:           You are insured as per the legal requirements for employee old age, life and disability benefits. The employee's premium amounts to 50 percent of the total premium.

Notice: Fixed contract period until December 31, 1997. Resignation at this time with six month's notice. Otherwise thereafter followed by a two year extension with a six month's notice requirement.

Other Terms:        So long as nothing in this agreement states otherwise, the provisions of Swiss obligation law apply.

To memorialize your agreement to these terms, please sign and return this document.


                                             Cordially,


                                             DNR Sportsystem Ltd.

                                   /s/ Gregor Furrer    /s/ Andrea Rempfler
                                   ------------------  --------------------
                                   Gregor Furrer       Andrea Rempfler


Agreed:

Meilen, April 12, 1995

/s/ Lucio Roffi
- -------------------
Lucio Roffi

                         [DNR Sportsystem Ltd. LOGO]



                                                  Herrn Lucio Roffi
                                                  Im Hollaender 48
                                                  8706 Meilen



                                                  Feldmeilen, 10. April 1995



Sehr geehrter Herr Roffi

Gerne bestaetigen wir Ihnen der guten Ordnung halber lhr Arbeitsverhaeltnis zu unserer Firma wie folgt:

Position:           Geschaeftsfuehrer

Arbeitszeit:        Die Arbeitszeit richtet sich nach den Beduerfnissen der
                    Firma; Ueberzeit wird nicht separat abgegolten.

Ferien:             4 Wochen pro Jahr, ab dem 50. Altersjahr 5 Wochen

Salaer:              Fr. 30'000.-- pro Monat (12 Monatssalaere), abzueglich
                    Arbeitnehmerbeitraege an die AHV, ALV, NBU,
                    Krankentaggeldversicherung und Personalvorsorge.

Bonus: Fr. 316'000.-- pro Jahr, zahlbar im Dezember, abzueglich Arbeitnehmerbeitraege an die AHV.

Spesen: Fr. 2'000.--Repraesentationsspesen pro Monat. Zusaetzlich haben Sie Anspruch auf Ersatz aller geschaeftsmaessig begruendeten Auslagen und Spesen gegen Vorlage von Belegen.

Nebenleistungen:    Fuer geschaeftliche Zwecke steht ein Firmenwagen zur
                    Verfuegung.

Personalvorsorge:   Sie sind gemaess den gesetzlichen Bestimmungen ueber die
                    berufliche Alters-, Hinterlassenen- und Invalidenvorsorge
                    (BVG) versichert. Die Arbeitnehmerpraemie betraegt 50% der anfallenden Gesamtpraemie.

Kuendigungsfristen: -    Feste Vertragsdauer bis zum 31. Dezember 1997,
                         Kuendigung auf diesen Zeitpunkt mit einer
                         Kuendigungsfrist von 6 Monaten;
                    -    nachfolgend jeweils Verlaengerung um zwei Jahre, mit
                         einer Kundigungsfrist von 6 Monaten.

Weitere
Bestimmungen:       Soweit diese Vereinbarung nichts anderes vorsieht, gelten
                    die Bestimmungen des Schweizerischen Obligationenrechts.



Wir bitten Sie, zum Zeichen lhres Einverstaendnisses, die Kopie diese Schreibens zu unterzeichnen und uns zu retournieren.




                                             Mit freundlichen Gruessen


                                             DNR Sportsystem Ltd.



                                   /s/ Gregor Furrer   /s/ Andrea Rempfler
                                --------------------  --------------------

                                       Gregor Furrer       Andrea Rempfler


Einverstanden:

Meilen, 12 April 1995



Lucio Roffi
- -----------------
/s/ Lucio Roffi